QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21

LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation
Sepracor Canada (Nova Scotia) Limited (100% owned subsidiary of Sepracor Canada, Inc.)	Nova Scotia, Canada
Sepracor N.V. (100% owned subsidiary of Sepracor)	Netherland Antilles
Sepracor Research and Development Trust (100% owned subsidiary of Sepracor)	Delaware
Sepracor Pharmaceuticals (Ireland) Ltd. (100% owned subsidiary of Sepracor N.V.)	Ireland
Sepracor Canada, Inc. (100% owned subsidiary of Sepracor)	Ontario, Canada
Sepracor RM, Inc. (100% owned subsidiary of Sepracor)	Delaware
Sepracor Pharmaceuticals, Inc. (100% owned subsidiary of Sepracor Canada, Inc.)	Ontario, Canada

QuickLinks

  Exhibit 21
LIST OF SUBSIDIARIES